Exhibit 10.1

MODIFICATION AGREEMENT

REGARDING

TIMESHARE PURCHASE AGREEMENT

This MODIFICATION AGREEMENT REGARDING TIMESHARE PURCHASE AGREEMENT (this “Modification Agreement”) is made and entered into as of the            day of                         , 2007 (the “Effective Date”), by and among (i) OPBIZ, L.L.C., a Nevada limited liability company (“OpBiz”), PH FEE OWNER, L.L.C., a Delaware limited liability company (“PH Fee”), TSP OWNER, L.L.C., a Delaware limited liability company (“TSP Owner”), jointly and severally (collectively hereinafter referred to as the “Seller”), and (ii) WESTGATE RESORTS, LTD., a Florida limited partnership (“Westgate Resorts”), and WESTGATE PLANET HOLLYWOOD LAS VEGAS, LLC, a Florida limited liability company (“Westgate Las Vegas”), jointly and severally (hereinafter referred to collectively as the “Developer”).

RECITALS:

A.            On or as of December 10, 2004, OpBiz and Westgate Resorts entered into that certain Timeshare Purchase Agreement (the “TPA”) pursuant to which, among other things, OpBiz agreed to sell and Developer agreed to purchase that certain property defined in the TPA as the Timeshare Property, all upon and subject to the provisions of the TPA.  On or as of November 30, 2006, OpBiz transferred the Timeshare Property to Seller, subject to the TPA.  Westgate Resorts has assigned its rights as purchaser under the TPA to Westgate Las Vegas, subject to the TPA and, in particular (but not in limitation), subject to Westgate Resorts’ retained and continuing obligations thereunder.

B.            The Seller and Developer wish to modify certain terms of said TPA as provided herein.

NOW, THEREFORE, in consideration of the foregoing which is incorporated herein by reference as if fully restated, the mutual representations, warranties, covenants, certifications, promises and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound to this Modification Agreement as an instrument under seal, hereby agree as follows:

1.             Definitions, etc.  Capitalized terms used in this Modification Agreement without definition shall have the meanings given to them in or pursuant to the TPA if defined therein or pursuant thereto.  References to the TPA in any and all other communications and documents shall be deemed to mean the TPA, as modified by this Modification Agreement.

2.             Reaffirmation.  The Developer and the Seller each for itself hereby reaffirms and restates, as of the date hereof, all covenants, representations and warranties made by the Developer and Seller, respectively, in the TPA and in all other documents and agreements entered into by Developer and Seller to date in connection with the Timeshare Property (collectively, the “TPA Documents”) including, without limitation, the Marketing and Leasing Agreement, the Sales Center Lease, the Timeshare Property Maintenance Agreement and the PHII Memorabilia and Licensing Agreement.  The Developer and the Seller each hereby further represents and warrants for itself that there is no default or event of default by itself under any of the

TPA Documents and no event or circumstance which would constitute a default or event of default by itself thereunder with notice or the passage of time or both.

3.             Aggregate Maximum Marketing Fee Amount.

(a)           Commencing with the effective date of this Modification Agreement, the Aggregate Maximum Marketing Fee Amount, as defined in Section 3(f) of the TPA, is the product of the following:

(52) x TCI x TCIP x 9%

where “TCI” means the total number of Timeshare Intervals (determined in accordance with the Timeshare Interval Measurement Principles) and Whole Ownership Units (see Section 12 below) corresponding to the total number of Timeshare Units and Whole Ownership Units actually constructed in the Timeshare Project, but not less than 1,000 Timeshare Units containing in the aggregate not less than 2,000 “keys”; and “TCIP” means the actual purchase price charged to and paid by or on behalf of purchasers of Timeshare Intervals and Whole Ownership Units for the initial sale of all TCI.

(b)           In accordance with the Timeshare Interval Measurement Principles, where Developer sells Timeshare Intervals in increments of less than one week and/or more than one week and/or on the basis of less than the entirety of a Timeshare Unit and/or for other than annual use (i.e., biannual use or other similarly split use), the determination of the Aggregate Maximum Marketing Fee Amount shall be adjusted to reflect same.

(c)           This Section 3 of this Modification Agreement does not affect the PHII License Fee payable by Developer to Seller under the TPA and PHII Licensing and Memorabilia Agreement, except as affected by Subsection (b) above.

4.             Phases; Commencement and Completion Dates.

(a)           Section 9(a) of the TPA is hereby modified to reflect the following:

(1)           On or as of January 25, 2007, Developer commenced construction of the Footers and Podium (defined below) as well as construction of Phase 1 of the Timeshare Project, containing the units, keys and other features described in Subsection (c) below.

(2)           The completion date pursuant to the construction contract between Developer and Tutor-Saliba Corporation, its general contractor, is 940 days from January 25, 2007.  Accordingly, and in order to allow for possible delays in construction, the required Completion Date for Phase 1 of the Timeshare Project is November 21, 2009, which is 1060 days following commencement under the January 25, 2007 construction contract between Developer and Tutor-Saliba Corporation, subject to extension pursuant to Section 44 of the TPA entitled “Force Majeure”.

(b)           The parties hereby acknowledge that, in order to efficiently and effectively develop and construct the Timeshare Project, Developer has commenced certain work which applies or will apply to all phases of the Project.  This advance work consists of

(A)          footers which underpin or will underpin all three (3) phases of the Timeshare Project (collectively, the “Footers”); and

(B)                               three (3) levels of infrastructure, lobby, support space, public space and swimming pool(s), all of which apply or will apply to Phase 1 and Phase 2 of the Timeshare Project (collectively, the “Podium”).

The parties agree, notwithstanding Section 9(f) and Section 9(g) of the TPA, that commencement or completion of the Footers and/or the Podium will not, of itself/themselves, affect the requirements in the TPA for commencement or completion of any Phase of the Timeshare Project after commencement of Phase 1 as set forth in Section 9 of the TPA.  Commencement or completion of the Footers and/or the Podium shall not be construed to constitute commencement of any Phase of the Timeshare Project after Phase 1 for the purpose of the reversion provisions of Section 9(g) of the TPA and related provisions..

(c)           Section 9(f)(iii) of the TPA is hereby modified to read as follows:

“(iii)   The Seller and/or the Developer, as applicable, shall in writing notify the other party or parties to this Agreement when the revenue threshold described in Subparagraph (ii) above has been reached.  Not later than sixty (60) days thereafter, Developer shall submit all necessary plans and permit applications for the applicable Phase(s) to all applicable governmental agencies and shall commence (or recommence) construction of the next phase(s) not later than thirty (30) days following receipt of all permits and approvals necessary to commence/recommence construction of such phase(s).”

(d)           The parties agree that the plans and specifications for the various planned phases of the Timeshare Project include the following listed components although nothing contained below or in this Modification Agreement is intended to increase or decrease the Minimum Project Density or the minimum unit phasing requirements delineated in Section 9(f)(i) of the TPA:

(1)           Phase 1 includes 636 units, which may include up to 136 Whole Ownership Units as defined in and subject to the provisions of Section 12 below, and includes 1,216 keys.  The aforesaid 136 Whole Ownership Units may include up to 15 condominium units, currently designated as “Penthouse Units”.  Phase 1 shall also include the following amenities:

(A)                              at least one (1) Restaurant, as defined in and in accordance with Section 10 below; and

(B)                                facilities for providing room service for all occupants of all anticipated phases of the Timeshare Property, in accordance with Section 10 below.

(2)           Phase 2 includes 504 keys and 252 units, none of which shall be Whole Ownership Units.

(3)           Phase 3 includes 1082 keys and 527 units, all of which may (but need not) be Whole Ownership Units as defined in and subject to the provisions of Section 12 below.  The aforesaid Whole Ownership Units may include Penthouse Units up to a total number of Penthouse Units in the Timeshare Project, including Penthouse Units in other Phases of the Timeshare Project, not exceeding 28 Penthouse Units in the aggregate.

(4)           The Podium is designed to support Phase 1, Phase 2 and Phase 3.

5.             Reversion.  The description and definition of the Reversion Property, referred to in Section 9(g) of the TPA, and the Reversion Rider to the Special Warranty Deed (copies of which are attached hereto as Exhibit 3 and incorporated herein by reference), shall be modified to respect Developer’s commencement and, where applicable, completion of construction of the Footers and the Podium.  Upon delivery of the Special Warranty Deed, with Reversion Rider, any and all reversionary rights granted to the Seller under the TPA or elsewhere have terminated with respect to the Timeshare Project, except with respect to the Reversion Property described in the Special Warranty Deed attached hereto as Exhibit 3.  The Deed shall describe the Reversion Property in three dimensions, as air rights, with lateral dimensions substantially identical to the footprint of the Podium and with vertical dimensions commencing at the upper surface of the Podium and extending upward to infinity.  The Special Warranty Deed will provide for automatic adjustment of the described elevation and footprint of the Reversion Property to conform to the as-built dimensions of the Footers and Podium.  The owner(s) of the Footers and the Podium shall be forever obligated to provide and maintain support to the Reversion Property and whatever may be constructed therein and thereon by Seller and its successors and assigns.  Pursuant to the aforesaid Deed and Reversion Rider, Seller shall retain, for itself and its successors and assigns, and its/their invitees, a perpetual easement for access to, upon and within the Footers and the Podium for the purpose of construction, maintenance, demolition, rebuilding, restoration and repair of (and its successors’ and assigns’) improvements, fixtures and personalty thereon (and utilities, char, and related activities serving said improvements, fixtures and personalty) and for the purpose of access to and enjoyment of the Reversion Property by Seller, its successors and assigns, and its/their invitees forever.

6.             Seller’s Approval of Development Plan, Plans & Specifications, and Development Schedule.  The Developer represents and warrants that it has submitted to Seller, contemporaneously with submission to any governmental or quasi-governmental agency or official and/or with submission to any lender or other provider of funds and/or upon reasonable request by Seller, the Developer’s development plan for the Timeshare Project and its Plans and Specifications and Development Schedule for the Timeshare Project and any and all addenda, updates, modifications, supplements and amendments thereto, to date.  All of the foregoing are listed on Schedule 9(e) attached hereto and incorporated herein by reference (collectively, the “Development Documents”).  Seller hereby confirms that the Development Documents listed on Schedule 9(e) have been approved by Seller.  Notwithstanding the foregoing, Seller expressly acknowledges and agrees that Seller and Developer have specifically agreed that Developer shall have the right to modify or alter the Plans and Specifications, with Seller’s approval, not to be unreasonably withheld (which approval has not yet been given and is not hereby given), for the sole purpose of recapturing previously shown convention, commercial and common space, reconfiguring recaptured space for additional residential units and modifying the swimming pool complex, all in compliance with this Modification Agreement and the TPA.  Subject to the foregoing, Westgate shall be obligated to complete such construction as modified and approved by Seller pursuant to this Section (including but not limited to the Podium and the Footers), in accordance with all permits therefor.

7.             Completion Bond.  Seller and Developer confirm that the form and substance of the Completion Bond, provided for in Section 9(n) of the TPA, is as attached hereto as Schedule 9(n) and incorporated herein by reference.  In accordance with the requirements of the TPA, the Completion Bond shall be in place for Phase 1 no later than the date of Deed Delivery, and the Parent Guaranty shall be in place prior to commencement of any second building if any two are under construction at the same time.

8.                                      Payment Bond or Letter of Credit.

(a)           Seller and Developer agree that, in lieu of the Letter of Credit required by Section 3(d) of the TPA, Developer may deliver a surety bond in form and substance as set forth in Schedule 3(d) attached hereto and incorporated herein by reference (the “Payment Bond”).  The Payment Bond shall be issued by a surety satisfactory to Seller and shall be subject to periodic review by Seller and replacement if the quality of the Payment Bond or of said surety is materially impaired.  In such a case, Seller in its discretion may require replacement by a Letter of Credit meeting the requirements of the TPA.

(b)           Notwithstanding Subsection (a) above, if the surety under the Payment Bond cancels or declines to renew the Payment Bond, then, prior to the effectiveness of any such cancellation or any such expiration without renewal of the Payment Bond, Developer shall deliver to Seller either (i) a Letter of Credit as required by Section 3(d) of the TPA, or (ii) cash in the amount of $6,000,000, to be held and applied by Seller as if it were the Letter of Credit required by the TPA.  Failure of Developer to deliver either item provided for in the preceding sentence by the date which is fifteen (15) days prior to the then-scheduled cancellation or expiration shall be a default by Developer under the TPA and other Transaction Documents, entitling Seller to, among other remedies, demand, prior to cancellation or expiration, immediate payment under the Payment Bond or Letter of Credit as applicable.

(c)           Notwithstanding Section 3(d) of the TPA, the Payment Bond or, if applicable, the Letter of Credit shall remain outstanding (and shall be continually renewed) until not later than December 31, 2013.

9.             Convention Center.  Notwithstanding anything to the contrary herein or in the TPA or in any other document or agreement, the parties agree that Developer shall not construct the Convention Center provided for in the TPA.

10.          Amenities at Timeshare Property; Restaurant; Room Service.

(a)           The TPA provides that, with the exception of check-in facilities and swimming pool, which Developer may in its discretion construct at its cost as part of the Timeshare Project for use by occupants of the Timeshare Project, the Timeshare Project shall not include any amenities offered by Seller at the Hotel/Casino Property, including but not limited to gaming, conventions, hotel use (including facilities developed for hotel use as well as hotel use of Timeshare Units as provided in the TPA), food and beverage, retail, entertainment (live or otherwise) and other recreational facilities.  The TPA further provides that the Timeshare Project does not include any right of the Developer to any use of or payment associated with any activity at or about or associated with the Complex other than development and marketing of Timeshare Intervals, such as, but not limited to, gaming, conventions, hotel use (including facilities developed for hotel use as well as hotel use of Timeshare Units as provided herein and therein), food and beverage, retail and entertainment.

(b)           Notwithstanding the provisions of the TPA described in Subsection (a), Developer shall construct, as part of Phase 1, in the main lobby level of the Timeshare Property in a high visibility location mutually agreed by Seller and Developer, space for installation, by Seller or its designee (the “Restaurant Tenant”), of one restaurant, comprising not less than 8,500 square feet, including restaurant space and kitchen and other related “back of house” facilities (collectively, the “Restaurant Space”).  Developer shall lease the Restaurant Space to the Restaurant Tenant for a total rent not in excess of $250,000 per year, payable in equal monthly installments, for a period of ten (10) years, renewable at the Restaurant Tenant’s discretion for three (3) consecutive periods of ten (10) years at the same terms and conditions, except that, for the duration of each renewal term, annual rent shall be increased by a percentage equal to the percentage increase in the CPI for Las Vegas, Nevada during the just completed term, provided that rent during any renewal term shall not be more than 125% of the rent for the just completed term.  The Restaurant Tenant shall not be required to pay any amounts allocated to landlord’s operating expenses, taxes, CAM, insurance or any other amounts whatsoever under said lease (the “Restaurant Lease”), except that the Restaurant Tenant shall pay for its own utilities (water, sewer, electricity, gas and telecommunications).  Unless Developer participates in the Restaurant as provided below, total rent paid under the Restaurant Lease shall be paid to the Developer and shall not be part of Gross Rent and Maintenance Fee Income under Section 18 and other applicable provisions of the TPA, and no operating expenses attributable thereto shall be treated as Operating Costs under the TPA or Operating Expenses under the Maintenance Agreement.

(c)           Notwithstanding the provisions of the TPA described in Subsection (a), Developer shall construct, to the extent not provided for in the Restaurant Space as provided in this Agreement, in a location to be mutually agreed by Seller and Developer, space for operation of a kitchen and related necessary facilities for providing room service for all occupants of all anticipated phases of the Timeshare Property (a ”Room Service Kitchen”).

(d)           On or prior to the date which is sixty (60) days following the designation of the Restaurant Space as provided in Subsection (b) above and approval thereof by Seller, the Restaurant Tenant shall notify Seller and Developer whether the Restaurant Tenant wishes to provide room service for all occupants of all anticipated phases of the Timeshare Property, together with an estimated construction budget and revenue projection for the Restaurant Space (a “Room Service Notification”).  If the Restaurant Tenant notifies Seller and Developer that the Restaurant Tenant will provide such room service for all occupants of all anticipated phases of the Timeshare Property, then Developer shall provide as part of the Restaurant Space an area to accommodate a Room Service Kitchen, in addition to kitchen space and back-of-house space for the Restaurant.

(e)           Within thirty (30) days after delivery of the Room Service Notification, Developer shall elect in writing whether to become a fifty percent (50%) participant in the profits and losses arising from operation of Restaurant Tenant’s restaurant in the Restaurant Space (the “Restaurant”).  If Developer so elects to become a fifty percent participant, Developer shall become responsible to equally contribute the capital in accordance with the build-out budget for the Restaurant.  Notwithstanding any such participation by Developer, all operational, management, theming, culinary and all other matters pertaining to the Restaurant shall be within the sole discretion of Seller.  In the event Developer so participates, then (A) total rent for the Restaurant Space during the initial ten-year term of the Restaurant Lease shall be $500,000 per year; and (B) total rent paid under said lease shall be part of Gross Rent and Maintenance Fee Income under Section 18 and other applicable provisions of the TPA; and (C) except as aforesaid, the Restaurant Lease shall be identical to the Restaurant Lease described in the preceding subsections of this Section 10.

(f)            (1)           If the Restaurant Tenant operates the Room Service Kitchen as provided above, then (A) revenue from operation of the Room Service Kitchen shall not be part of Gross Rent and Maintenance Fee Income, and (B) expenses of operation of the Room Service Kitchen shall not be part of Operating Costs.

(2)           If the Restaurant Tenant does not operate the Room Service Kitchen as provided above, then (A) revenue from operation of the Room Service Kitchen shall be part of Gross Rent and Maintenance Fee Income, and (B) expenses of operation of the Room Service Kitchen shall be part of Operating Costs.

(3)           If the Room Service Kitchen is not part of the Restaurant Space, then, regardless of who operates the Room Service Kitchen, unless an alternate arrangement is made with a third-party operator and consented to by both Seller and Westgate, Westgate shall pay all costs of installing and equipping the Room Service Kitchen.

11.          Shore Up.

(a)           Equal Sharing.  Notwithstanding anything to the contrary in the TPA or in any other document or agreement, the parties agree that Seller and Developer shall share equally in the Shore-Up and related obligations under the TPA, except that the Developer alone, and not the Seller, shall be obligated to pay any Whole Ownership Revenue Differential (defined below) – except (i) as provided in Section 12(b) below with respect to the Whole Ownership Revenue Differential, which shall be solely a Westgate obligation (and thus not included in the distributions and allocations described in Section 18(b)(ii) of the TPA as modified by this Agreement); and (ii) that Westgate shall be solely responsible for paying capital expense deficits as provided in and subject to the provisions of Section 6.2 and Section 6.3 of the Maintenance Agreement.

(b)           Modified Offset of Shore-Up Against Timeshare Advances.  The fifth unnumbered paragraph of Section 11.B of the Marketing and Leasing Agreement is hereby modified to provide as follows in pertinent part (new text is emphasized):

Notwithstanding anything to the contrary contained in this Section 11, Marketing Fees payable to OpBiz shall be reduced by the amount of Shore Up or Operating Expenses actually paid by Westgate due to OpBiz’ failure to pay when required to do so, together with interest on the amount of Shore Up or Operating Expenses so paid by Westgate at the rate of six percent (6%) per annum, but the Timeshare Advance Payments described below shall not, in any event, be reduced below the minimums described herein.  The amount of any such reduction not effected due to the minimum Timeshare Advance Requirement below shall be available to be effected in any subsequent year, if and to the extent Marketing Fees in such year exceed the applicable minimum.

12.          Whole Ownership Units.

(a)           As provided in Section 4 above, Developer may include in the Timeshare Project specified numbers of dwelling units not subject to the timeshare plan but part of the Timeshare Project and eligible for participation in the Rental Program at the Timeshare Project if the owners so elect (the “Whole Ownership Units”); provided that

(1)                                  Marketing Fees and PHII License Fees and other amounts payable to Seller with respect to each Whole Ownership Unit shall be calculated on the basis of the gross sale price of each Whole Ownership Unit, multiplied by the applicable percentages (i.e., 9 percent for calculation of Marketing Fees and 1 percent for calculation of PHII License Fees); and

(2)                                  If sale of any Whole Ownership Unit(s) other than Penthouse Unit(s) directly causes net hotel revenue received by Seller to be reduced below the net hotel revenue that would have been received by Seller if said unit(s) had been sold as Timeshare Intervals subject to the timeshare plan, as determined by Seller on a quarterly or other periodic basis, then Developer shall pay to Seller the difference between

(A)                              the net hotel revenue that would have been received by Seller during the period in question if all such unit(s) had been sold subject to the timeshare plan, as determined by Seller; and

(B)                                the net hotel revenue actually received by Seller during the period in question.

Developer shall pay said difference (the “Whole Ownership Revenue Differential”) from Developer’s distributable proceeds under Section 18(b) of the TPA as modified hereby, as a Shore-Up obligation by Developer under the TPA, and as an exception to the equal sharing of Shore-Up obligations described in Section 11 above.  In the event Developer’s distributable proceeds as aforesaid are insufficient to pay the Whole Ownership Revenue Differential in full, then, until all Whole Ownership Revenue Differential has been paid in full, distributable proceeds under Section 18(b) of the TPA as modified shall be paid to Seller.

(b)           If Developer includes any Whole Ownership Unit in the Timeshare Project, then clause (iv) (“Fourth”) and clause (v) (“Fifth”) in Section 18(b) of the TPA (allocating Gross Rent and Maintenance Fee Income) shall be and hereby are deleted.

13.          Seller’s Approval of Developer’s Financing.

(a)           The Developer represents and warrants that it has submitted to Seller copies of all financing and related documents and agreements pertaining to Developer’s development and construction activities associated with the Timeshare Property, and that all of the foregoing are listed on Schedule 9(q) attached hereto and incorporated herein by reference (collectively, the “Developer Financing Documents”).  Seller hereby confirms that the Developer Financing Documents listed on Schedule 9(q) have been approved by Seller.

(b)           Notwithstanding anything to the contrary herein or in any other document or agreement, Developer shall not cause or permit the pledge, hypothecation or other encumbrance of any fund, payment or account due to or payable to Developer or Seller in the nature of maintenance fees or other payments from Timeshare Interval Owners other than payments due for purchase of their Timeshare Intervals.

14.          Parking Spaces.  Seller confirms that, pursuant to Section 6(d)(1) of the TPA, Seller will make available to Developer 636 parking spaces under the City Block Covenants, subject to the requirements of the TPA and the City Block Covenants, including but not limited to payments by Developer as provided for therein.  Developer agrees that the aforesaid satisfies the Parking Requirement as provided in the TPA.

15.          Northwind Utilities.  Notwithstanding Section 6(e) of the TPA or any other provision of the TPA or of any other document or agreement, Seller has agreed

(a)                                  To provide, to Developer, whatever excess capacity to which Seller may be entitled under the Northwind Utility Agreement (as defined in the TPA) and related City Block Covenants and under that certain Energy Service Agreement signed by Northwind Aladdin, LLC (the “Energy Agreement”) as it pertains to utility service from Northwind for the Timeshare Project (referred to in the City Block Covenants as the Music Parcel) to the extent of Seller’s interest therein; and in connection therewith Seller agrees to consent, as Landlord under the Energy Agreement, to the expansion of the Northwinds Facility for said purpose at the sole cost and expense of Westgate, and to consent to any necessary modifications to the Energy Agreement to permit said expansion as aforesaid; provided, however, that no such amendment shall materially alter or modify the rights of Seller or modify the financial terms pursuant to which service is provided to the Hotel/Casino Complex; and provided, further, that Seller’s obligations hereunder shall be limited to whatever rights Seller currently has with respect to the “Music Parcel” as defined in the Northwind Utility Agreement and the Energy Agreement; and

(b)                                 To use commercially reasonable efforts to cause Boulevard Invest, LLC to contribute its excess capacity to Developer upon terms similar to paragraph (a) above.  If the excess capacity from Boulevard Invest, LLC is not made available to Developer by Seller as described herein, after exhausting all commercially reasonable efforts prior to Deed Delivery, Developer shall nevertheless proceed with Deed Delivery, in which event Seller’s sole obligation shall be to continue to use commercially reasonable efforts to secure such excess capacity of Boulevard Invest, LLC, until such time as Developer notifies Seller that Developer has implemented an alternative energy plan not involving the aforementioned excess capacity of Boulevard Invest, LLC.

Notwithstanding the foregoing, in the event Seller requires the capacity provided to Developer, Seller shall provide notice to Developer of such capacity need together with an estimated date when such capacity will be needed by Seller.  Developer shall be obligated to take such steps as are necessary, subject to approval by Northwinds, to provide for an upgrade or expansion of the Northwinds Plant, or such other steps as shall be sufficient to replace the capacity provided to Developer by Seller within the time frame required by Seller.

16.          Management Termination.  If, at any time, Timeshare Unit Vacancies available for hotel use as provided herein are equal to or fewer than twenty percent (20%) of the aggregate number of keys in the Timeshare Property then completed, then completed to date, then Manager may terminate the Timeshare Property Management Agreement, attached as Exhibit 1, by giving thirty (30) days notice of such termination.

17.          Branding; Trademarks.

(a)           Developer must, and will cause the Association to, comply promptly and fully with any and all directives and requirements of Seller with respect to use and application of the Trademarks and the Brand Name as per the PHII Licensing and Memorabilia Agreement (which was created pursuant to Section 10 of the TPA) and any and all other similar and/or corresponding agreements and directives; the foregoing includes implementing and, as applicable, modifying Developer’s and the Association’s implementation of applicable Trademark materials and Brand materials from time to time to conform with the licensor’s requirements thereunder.  Developer must inform Seller within thirty (30) days of any notice of default under or termination notice under the PHII Licensing and Memorabilia Agreement and/or any and all other similar and/or corresponding agreements and directives.

(b)           Developer must also conform the rooms and common areas in the Timeshare Property to the visual and operational themes and concepts of the Hotel and Casino.

(c)           Developer may not itself use the Trademarks or apply for international, United States federal or state or territorial registration of any rights in the Trademarks. Without Seller’s prior consent Developer may not use any of the Trademarks as all or part of its legal name or any other trade or assumed name under which Developer does business, and Developer discloses in any trade or assumed name filing that the Timeshare Property is independently managed and that Developer has no ownership rights in the Trademarks.  Except as expressly permitted by Seller, Developer may not combine any of the Trademarks with any other trademark service mark or logo.

(d)           Attached hereto as Exhibit 2 is the only logo currently approved by Seller for use in connection with the Timeshare Property (the “Approved Logo”), subject to subsection (e) below.  Developer agrees to immediately conform all of its marketing efforts, with respect to both Timeshare Interval sales and any other marketing related to the Timeshare Project, to the Approved Logo and to Seller’s requirements pertinent to the Brand Name and the Trademarks. Seller reserves the right to revise the Approved Logo (as revised, the “Revised Logo”), in which event Developer shall conform the Timeshare Property and its marketing materials to the Revised Logo.

(1)                               Those portions of any Revised Logo which directly affect Developer’s marks or which directly affect the Timeshare Property portion of the Approved Logo (e.g., the size or location of the phrase “Towers by Westgate”) shall be subject to Developer’s approval, not to be unreasonably withheld.

(2)                               Those portions of any Revised Logo which arise from a change in Seller’s marks for reasons not solely related to the Timeshare Property (e.g., a change in the font or phrasing or presentation of “ph” or “Planet Hollywood” in the Revised Logo), and any portions of any Revised Logo not described in clause (2) above, shall be solely within the discretion of Seller.

Seller will provide Developer sufficient advance notice of any Revised Logo so that Developer has a reasonable opportunity to reduce inventory of such materials and supplies utilizing any such previously Approved Logo and to otherwise alter advertising and marketing programs to reflect such change.  Developer shall immediately cause all of its marketing efforts with respect to both Timeshare Interval sales and any other marketing related to the Timeshare Project to conform to the Revised Logo.

(e)           Notwithstanding subsection (d) above, the Approved Logo may be modified for use as large-scale signage on the Timeshare Property, placed on upper floors and designed for visibility from relatively long distances, provided that any such modified logo, and its placement and arrangement, shall conform substantially to the Approved Logo and shall, in each instance, be subject to prior approval by Seller.

18.          Unit and Property Theming.  The TPA provides that the theming, design, trade dress and operation of the Timeshare Project will be subject to Seller’s approval, will be of a first class nature, and will be in keeping with the Complex Standards.  Developer agrees to conform to Seller’s requirements, in accordance with the foregoing, the model unit currently in use in connection with sales and marketing of Timeshare Units, and to ensure that all actual units will conform to Seller’s said requirements.  All rooms and common areas in the Timeshare Property must conform to and incorporate fully the visual and operational themes and concepts of the Hotel and Casino.  Specifically, but not in limitation, the art package in all Timeshare Units must include Hollywood themed art and memorabilia specified by Seller and must not include items which dilute said theming.  The parties further acknowledge and agree that Seller has not approved the aforesaid model unit, due to the Developer’s inclusion of an art package that is not in conformance with and does not incorporate fully the visual and operational themes and concepts of the Hotel and Casino as aforesaid.  Developer shall procure (from its own suppliers in accordance with the TPA as modified and in accordance with the Maintenance Agreement) and include, in the model unit and in the Timeshare Units reasonable amounts of Hollywood-themed photos, pictures and art acceptable to Seller in its reasonable discretion exercised in accordance with the Complex Standards and the Operating Standard (as defined in the Maintenance Agreement).

19.          Exclusivity.   Section 47 of the TPA is modified to read as follows in pertinent part (modified text is emphasized):

47.          Exclusivity.  Until the first to occur of — (i) 100 Percent Sell-Out; (ii) the exercise by Seller of its termination right in Section 26(d), (iii) any uncured default by Seller or its related or affiliated entities pursuant to the various agreements contemplated hereunder (collectively, the “Termination Events”) — Developer and its affiliates will not market, sell or contract for marketing or sale of timeshare interests in a Westgate or any other timeshare product located on Las Vegas Boulevard.  The parties agree that the foregoing restriction specifically excludes Westgate Flamingo Bay (to the extent owned by Developer and/or its related and/or affiliated entities) (but the foregoing exclusion does not affect or modify any other provisions of this Agreement pertaining to Westgate Flamingo Bay; see Section 12).  The parties further agree that, commencing September 10, 2012, the foregoing restriction shall be suspended for each year (see Section 4(d)) following any year in which Developer achieves Net Interval Sales exceeding $100,000,000, as verified by Seller in accordance with Section 4(f) (periodic reports, audits, etc.) and related provisions hereof.

20.          VOA Rooms.  In addition to the Room Blocks provided for in Section 16 of the TPA  and in Section 9 of the Marketing and Leasing Agreement, Seller shall make available to Developer an additional fifty (50) Room Blocks in the Timeshare Property (the “VOA Room Blocks”) for the sole purpose of Developer providing accommodations to purchasers who execute Vacation Occupancy Agreements (the “try-it-before-you-buy-it” program), provided that, for each VOA Room shall be booked and accounted for at a rate equal to the higher of (i) seventy-five percent (75%) of the Average Daily Rate (ADR) for the month of stay at the Timeshare Property or (ii) the ADR for the month of stay at the Hotel and Casino.

21.          Additional Sales Center Space.  If and when Developer has reached capacity (in terms of the number of sales prospects which can be accommodated), as verified by Seller in its reasonable discretion, in the Sales Center under the Sales Center Lease referred to in Section 14 of the TPA and in Section 10 of the Marketing and Leasing Agreement, Seller will in good faith endeavor to identify and make available additional Sales Center Space in the Hotel and Casino on terms comparable to said Sales Center Lease.

22.          Management Fee.  Clause (i) (“First”) in Section 18(b) of the TPA is hereby amended to read in its entirety as follows:

(i)                                    First, to pay the PHII License Fee, the Westgate License Fee and any management fee payable to any management company (including but not limited to Affiliates of Manager and third-party management companies); and

23.          Seller Approvals.  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Seller pursuant to the TPA Documents, including (but not limited to) the Convention Center Lease, Parent Guaranty, Completion Bond, Payment Bond and Seller Development Documents, Seller shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Seller.

24.          Limitation on Parties’ Self-Help and Equitable Remedies.  Notwithstanding anything to the contrary in this Agreement or in the TPA or in the Maintenance Agreement or in the Marketing and Leasing Agreement or in any other TPA Document or in the Deed or in any other document or agreement, if there occurs a dispute between or among the parties, or if there occurs a default or alleged default under this Agreement or under the TPA or under the Maintenance Agreement or under the Marketing and Leasing Agreement or under the Deed or under any other TPA Document, then, until final resolution of said dispute or event of default or alleged event of default via final and binding adjudication, (i) no party shall avail itself of self-help remedies such as withholding payment (other than authorized offsets such as in Section 11.B of the Marketing and Leasing Agreement as modified hereby) or seizure or otherwise, and (ii) no party shall avail itself of equitable remedies except to prevent a party’s noncompliance with clause (i); and (iii) all parties shall continue to pay and perform in accordance with all applicable TPA Documents and other documents and agreements.

25.          Continuing Agreements; Entire Agreement; Partial Invalidity; Modifications; Construction.  Except as expressly modified hereby, the parties hereto ratify and confirm each and every provision of the TPA and each of the other TPA Documents as if the same were set forth herein.  This Modification Agreement and the other TPA Documents are to be construed as complementary.  However, in the event of an irreconcilable conflict, this Modification Agreement shall control.  This Modification Agreement embodies the entire understanding between the parties, and supersedes any and all prior agreements and understandings, written or oral, formal or informal, regarding the subject matter hereof.  Other than the Exhibits and Schedules attached hereto (“Modification Documents”), there are no other oral or written understandings, arrangements or agreements with respect to the subject matter of this Modification Agreement.  In the event any term or provision of this Modification Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Modification Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect if the deletion of the invalid provision shall not destroy the clear intent and purpose of this Modification Agreement (or deprive either party of a material benefit contemplated by this Modification Agreement).  This Modification Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  This Modification Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties.  The headings of various Sections in this Modification Agreement are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof.  Each party acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Modification Agreement.  All recitals, Modification Documents, and similar items referred to herein and attached or intended to be attached hereto are incorporated into this Modification Agreement by reference as integral parts of this Modification Agreement.

26.          Time of the Essence; Waivers; Extensions.  Time is of the essence with respect to this Modification Agreement.  Whenever the time for performance of any act hereunder falls on a Saturday or Sunday or a legal holiday in Orlando, Florida or Las Vegas, Nevada, such time shall be ipso facto extended to the next Business Day.  No waiver of any breach of any agreement or provisions herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provisions herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

27.          Counterparts; Faxed Signatures; etc.  This Modification Agreement may be executed in counterparts and/or via use of multiple signature pages, each of which shall be deemed an original.  It shall not be necessary that all signatures of all parties, or that all signatures necessary to bind any party, appear on the same counterpart or signature page.  Signatures hereon transmitted via telefacsimile (fax) or similar means, in accordance with the notice procedures in the TPA, shall be valid and binding on all parties so transmitting.

28.          Further Assurances.  Each party, at any time, and from time to time, shall deliver to the other party such additional and other documents and agreements, and shall do and perform such other matters, as the other party may reasonably request, to fully effect the purposes of this Modification Agreement.

[END OF PAGE.]

IN WITNESS WHEREOF, the parties have executed this Modification Agreement, effective for all purposes as of the Effective Date set forth on the first page hereof.

Seller:	TSP OWNER, L.L.C.,
a Delaware limited liability company

By:
Print:
Title:

Developer:	WESTGATE RESORTS, LTD.,
a Florida limited partnership

By:
Print:
Title:

WESTGATE PLANET HOLLYWOOD LAS VEGAS, LLC, a Florida limited liability company

By:
Print:
Title:

The undersigned join in the foregoing Agreement solely for the purpose of consenting to the provisions of the TPA, as modified hereby, in their capacities as owner and operator, respectively, of the Hotel/Casino Property.

PH FEE OWNER, L.L.C., a Delaware limited liability company	OPBIZ, L.L.C., a Nevada limited liability company
By:	By:
Print:	Print:
Title:	Title:

Exhibits & Schedules:

Schedule 9(e)	Development Documents
Schedule 9(n)	Completion Bond
Schedule 3(d)	Payment Bond
Schedule 9(q)	Developer Financing Documents
Exhibit 1	Timeshare Property Management Agreement
Exhibit 2	Approved Logo
Exhibit 3	Reversion Rider

Schedule 9(e)

Development Documents

Schedule 9(n)

Completion Bond

Bond No.
Premium

Know All Men By These Presents, that we, Westgate Planet Hollywood Las Vegas, LLC, a Florida limited liability company as Principal, and                                                                                                          , a corporation organized under the laws of the State of Nevada, and authorized to transact the business of surety in the State of Nevada as Surety, are held and firmly bound unto Planet Hollywood Towers by Westgate Condominium Owners Association, Inc., (hereinafter referred to as Obligee), in the penal sum of TWO HUNDRED MILLION AND 00/100 DOLLARS ($200,000,000.00) for which sum, well and truly to be paid, we bind ourselves, our heirs, administrators, successors and assigns, jointly and severally, firmly by these presents.

This bond is given pursuant to Section 119A.340 of the Nevada Revised Statutes to assure lien-free completion of the improvements described in Principal’s “Planned Construction Statement,” a copy of which is attached hereto and incorporated herein by reference, for the timeshare plan known as Planet Hollywood Towers by Westgate, a Vacation Ownership Resort, situated in the County of Clark, State of Nevada.

Surety, for value received, hereby agrees that the matters set forth in Nevada law which might release the Surety pursuant to law, shall not in any way release Surety from the obligation of this bond or reduce Surety’s obligation thereunder.

Surety, for value received, does hereby waive the right granted to Surety under Nevada law to require that Obligee proceed independently against Principal to enforce this obligation, but reserves to itself any right under said Nevada law to require that Obligee proceed jointly against Principal and Surety in any such action.

The condition of this obligation is such that if Principal shall complete or cause to be completed said improvements free of liens and claims on or before the latest completion date specified in said “Planned Construction Statement,” or an extension thereof given in writing by Obligee to Principal and assented to in writing by Surety, then this obligation shall be null and void; otherwise, it shall remain in full force and effect.

This obligation may be reduced from time to time proportionate to the percentage of the covered improvements which have been completed, upon presentation to the Surety and Obligee of a statement of an architect or engineer familiar with the project certifying the percentage completion of the improvements.

A suit or action on this bond must be filed within two years after the latest completion date set forth in the “Planned Construction Statement” or any extension thereof given in writing by Obligee to Principal and assented to in writing by Surety.

The terms, conditions and coverage of this bond have been approved by the State of Nevada, Real Estate Division, Projects Registration Section.

In Witness Whereof, Principal and Surety have caused these presents to be duly Signed and sealed this        day of                  ,2007.

Signature of Principal	Signature of Surety

By:	By:
Westgate Planet Hollywood Las
Vegas, LLC, Westgate Resorts, Inc.,
Manager, David A. Siegel, President

Note:      Bond must bear corporate seal of Surety.  If name or state and date of incorporation are specified in seal, Surety’s signature need not bear Notary’s acknowledgment.  Otherwise, Notary’s acknowledgment is required.
G:\JSC\Out of State Timeshare\10918 Westgate Planet Hollywood\Bonds\Completion Bond.doc

State of California Planned Construction Statement RE 611A (Rev. 7/00)	Department of Real Estate Subdivisions Read instructions on reverse side before completing.

Size or Quantity	Description and Location (include type of construction, materials, electrical and mechanical features, as well as common area lot number/letter)	Cost Estimate	Percent Complete	Estimated Completion Date

	General Conditions	$8,000,000	0	8/25/09

	Cranes	$2,666,667	0	8/6/08

	Concrete	$16,000,000	0	8/6/08

	Reinforcing	$10,044,444	0	8/6/08

	Masonry	$625,896	0	8/6/08

	Steel	$5,029,377	0	8/6/08

	Millwork	$1,511,111	0	2/18//09

	Thermal and Moisture Protection	$1,299,146	0	11/10/08

	Doors, Frames and Hardware	$3,644,444	0	3/12/09

2

State of California Planned Construction Statement RE 611A (Rev. 7/00)	Department of Real Estate Subdivisions Read instructions on reverse side before completing.

Size or Quantity	Description and Location (include type of construction, materials, electrical and mechanical features, as well as common area lot number/letter)	Cost Estimate	Percent Complete	Estimated Completion Date

	Glass and Glazing, including exterior curtain wall	$25,048,345	0	11/10/08

	Carpet and Resilient Flooring	$800,000	0	4/9/09

	Painting	$2,044,444	0	3/12/09

	Drywall and Ceilings	$16,605,005	0	2/20/09

	Tile and Stonework	$8,243,533	0	3/26/09

	Specialty Hardware and Equipment	$177,778	0	3/26/09

	Window Washing Davit Bases	$44,444	0	11/10/08

	Fireprotection	$3,852,306	0	5/20/09

	Elevators/Escalators	$10,541,333	0	10/15/08

3

State of California Planned Construction Statement RE 611A (Rev. 7/00)	Department of Real Estate Subdivisions Read instructions on reverse side before completing.

Size or Quantity	Description and Location (include type of construction, materials, electrical and mechanical features, as well as common area lot number/letter)	Cost Estimate	Percent Complete	Estimated Completion Date

	Trash and Linen Chutes	$88,889	0	10/15/08

	Mechanical and Plumbing	$30,306,925	0	2/18/09

	Electrical	$33,116,022	0	2/18/09

	Contingency - 5%	$8,984,505	0

	Contractors Fee - 6%	$10,781,406	0	8/26/09

	Total Cost	$199,456,022

	Project to be constructed to the following codes: 2000 Int’l Building Code, National Electric Code 2002, Uniform Mechanical & Plumbing Code & Int’l Fire Code 2000

This Planned Construction Statement and the Bond to which it is attached cover only 250 residential units in Phase 1 and specifically excludes the structure and the shell from the third floor down to the bottom.  Furthermore, the Bond shall not be deemed effective until the structure and the shell from the third floor down to the bottom have been certified as complete by a licensed architect or general contractor.

4

Schedule 3(d)

TIMESHARE ADVANCE AND MARKETING FEE

Payment Bond

Bond No.

KNOW ALL BY THESE PRESENTS

That we, Westgate Resorts, Ltd., as principal, and Liberty Mutual Insurance Company, a corporation duly organized and existing under and by virtue of the laws of the State of Massachusetts, as Surety, are held and firmly bound unto OpBiz, L.L.C., a Nevada limited liability company (“OpBiz”), as Obligee, in the sum of Six Million and 00/100 Dollars ($6,000,000.00), lawful money of the United States of America, for which payment well and truly to be made, we bind ourselves, our heirs, executors, jointly and severally, firmly by these presents.

WHEREAS, the said Principal and said Obligee have entered into a Timeshare Purchase Agreement, dated December 10, 2004, as amended/affected by Modification Agreement dated                 , 2007 (collectively, the “Agreement”), which Agreement which is made a part hereof and incorporated herein by reference, except that nothing said therein shall alter, enlarge, expand or otherwise modify the term of the bond as set out below, and

WHEREAS, the Agreement provides for, among other things, payment by the Principal to the Obligee of Timeshare Advances and Marketing Fees from time to time as provided in the Agreement.

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the Principal shall timely and faithfully make all Timeshare Advance and Marketing Fee payments as required under said Agreement (the “Obligations”), then this obligation shall be null and void, otherwise to remain in full force and effect.

PROVIDED, HOWEVER, THAT THIS BOND IS EXECUTED BY THE PRINCIPAL AND SURETY AND ACCEPTED BY THE OBLIGEE SUBJECT TO THE FOLLOWING EXPRESS CONDITIONS:

1.               The term of this bond shall be from the date hereof to                             , 2008, subject to continuation by an annual extension certificate.  Surety shall provide notice of nonrenewal to Obligee at least sixty (60) days prior to the end of the term then in effect.

2.               The liability of the Surety under this bond shall not be cumulative and shall in no event exceed the amount as set forth in this bond or in any additions, riders, or endorsements properly issued by the Surety as supplements thereto.

3.               It is understood and agreed that the obligation of the Surety may be terminated by the Surety by giving sixty (60) days advance written notice to the Obligee.  However, neither cancellation  or nonrenewal by Surety, nor the failure or inability of the Principal to file a replacement bond in the event of cancellation or nonrenewal shall itself constitute a loss to the Obligee recoverable under this bond or any renewal or continuation thereof.

4.               This Bond is irrevocable during the term hereof and, subject to a default by Principal of its Obligations, shall be unconditional.

SIGNED, SEALED AND DATED THIS            day of                         , 20      .

WESTGATE RESORTS, LTD.

By:

Accepted by:	LIBERTY MUTUAL INSURANCE COMPANY

OpBiz, L.L.C.
By:
By:	Address:
3667 Las Vegas Blvd, South
Las Vegas, NV 89109

Schedule 9(q)

Developer Financing Documents

I. SCHEDULE OF CONSTRUCTION LOAN DOCUMENTS

by and between:

Residential Funding Company, LLC as Administrative Agent and Lender, Dorfinco Corporation as Lender, Westgate Planet Hollywood Las Vegas, LLC as Borrower, and Westgate Resorts, Ltd., Westgate Resorts, Inc., Central Florida Investments, Inc., the David A. Siegel Revocable Trust, and David A. Siegel, as Guarantors, jointly and severally

1.                                       Construction Loan Agreement

2.                                       $400,000,000.00 Secured Promissory Note

3.                                       Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Filing

4.                                       Full Guaranty

5.                                       Assignment of Construction Items

6.                                       Assignment of Contracts, Licenses, Permits and Other Intangibles (w/consents)

7.                                       Assignment of Management Agreement

8.                                       Agreement and Consent to Assignment of Construction Items (General Contractor, Architect & Engineer)

9.                                       Hazardous Substances Remediation and Indemnification Agreement

10.                                 Notice of Commencement

11.                                 UCC Financing Statements (FL & NV)

12.                                 Post-Closing Assurances Agreement

13.                                 Closing Certificates and Minutes of Resolutions

14.                                 Other Ancillary Closing Documents.

II. SCHEDULE OF RECEIVABLES LOAN DOCUMENTS

by and between:

Westgate Planet Hollywood Las Vegas, LLC, as Borrower, and Dorfinco Corporation as Lender

1.                                       Loan and Security Agreement

2.                                       Secured Promissory Note (Receivables Facility)

3.                                       Secured Promissory Note (Presales Facility)

4.                                       Guaranty and Subordination Agreement

5.                                       Limited and Conditional Guaranty and Subordination Agreement

6.                                       Affiliate Subordination Agreement

7.                                       Assignment of Timeshare Receivables

8.                                       Assignment of Presales

9.                                       Presales Custodial and Escrow Agreement

10.                                 Presales Certification and Checklist

11.                                 Lockbox Agreement

12.                                 Deposit Account Agreement

13.                                 UCC Financing Statement

14.                                 Post-Closing Assurances Agreement

15.                                 Closing Certificates and Minutes of Resolutions

16.                                 Other Ancillary Documents

Loan and Security Agreement between Residential Funding Corporation and Westgate Vacation Villas, Westgate Lakes, Westgate Towers, Westgate Flamingo Bay, Westgate Resorts & Westgate South Beach

1.                                       Loan and Security Agreement between Residential Funding Corporation and Westgate Vacation Villas, Westgate Lakes, Westgate Towers, Westgate Flamingo Bay, Westgate Resorts & Westgate South Beach dated November 30, 2002

2.                                       Secured Promissory Note (Receivable Facility)

3.                                       Guaranty and Subordination Agreement

4.                                       Affiliate Subordination Agreement

5.                                       Assignment of Timeshare Receivables

6.                                       Lockbox Agreement

7.                                       UCC Financing Statement

III. SCHEDULE OF OTHER AGREEMENTS PERTAINING TO DEVELOPER’S DEVELOPMENT AND CONSTRUCTION

1.                                       Tutor Saliba Corporation Construction Agreement; between Westgate Planet Hollywood Las Vegas, LLC and Tutor Saliba Corporation, dated January 22, 2007

Exhibit 1

Timeshare Property Management Agreement

Exhibit 2

Approved Logo

Exhibit 3

REVERSION RIDER

The Reversion Parcels identified on Exhibit “3” and Exhibit “4” of the Grant, Bargain and Sale Deed and incorporated herein (hereinafter “Reversion Parcel 1” and “Reversion Parcel 2”, respectively) are subject to the provisions of this Exhibit “5” of the Grant, Bargain and Sale Deed.

 If the Grantee does not timely commence construction of the improvements to be placed upon Reversion Parcel 1 and Reversion Parcel 2 in accordance with the terms set forth in this Exhibit “5”, then each of Reversion Parcel 1 and Reversion Parcel 2, respectively, shall revert to the Seller as set forth herein or, in the alternative at Seller’s election, a perpetual easement upon Reversion Parcel 1 and Reversion Parcel 2. The reversion of either Reversion Parcel 1 and/or Reversion Parcel 2 shall be at no cost to Seller. Further, Seller shall have full right, title and authority to receive, retain, use and modify any and/or all of Developer’s plans, and shall have all of the rights of Developer in and to any and all construction contracts, subcontracts, architect agreements and similar and related documents and agreements pertinent to the Timeshare Project or any part thereof in the reversion of either Reversion Parcel 1 and/or Reversion Parcel 2.  Further, Grantee acknowledges that in the event of a reversion of Reversion Parcel 1 as set forth herein, Reversion Parcel 2 shall also revert to Grantor.

I.                                         REVERSION PARCEL 1

(A)                              Triggering Event.  Grantor and Grantee agree that once the revenue generated from the unsold Timeshare Units within Phase 1 of the Timeshare Project exceeds:

(1)                                  the maintenance fees owed in connection therewith; and

(2)                                  Operating Costs; and

(3)                                  the current interest expense then due on any construction financing owed by Developer relative thereto

(the “Reversion Parcel 1 Commencement Triggering Event”)

Grantor shall send written notice to Grantee (the “Reversion Parcel 1 Triggering Notice”) notifying Grantee that they have sixty (60) days to submit plans and specifications to all applicable governmental agencies relative to the construction of Phase Two and then Developer shall be required to commence construction of Phase Two not later than thirty (30) days following receipt of the last of all permits and approvals necessary to construct same. In the event Grantee fails to timely satisfy the requirements set forth in the preceding sentence, Reversion Parcel 1 and Reversion Parcel 2 shall revert to Grantor.

(B)                                Termination of Right of Reversion as to Reversion Parcel 1 and Reversion Parcel 2. The foregoing right of reversion with respect to Reversion Parcel 1 shall automatically terminate with respect to Reversion Parcel 1 at such time that:

(1)                                 Grantee has provided Grantor satisfactory evidence that Phase Two consist of at least two hundred fifty (250) Timeshare Units in one building and completes Grantee’s construction obligations concerning the Timeshare Project, including Minimum Project Density.

(2)                                  the Grantee has provided evidence of delivery to the State of Nevada of the completion bond(s) required pursuant to that certain Timeshare Purchase Agreement dated December 10, 2004, as amended and modified by that certain Modification Agreement Regarding Timeshare Purchase Agreement dated         , 2007 (collectively, the “TPA”) and has provided to Grantor the Parent Guaranty, as provided in Section 9(n) of the TPA with respect to the construction of Phase Two.

(3)                                  Developer shall have commenced construction of Phase Two upon Reversion Parcel 1.

Upon the occurrence of the foregoing Items 1 through 3 of this Section I(B), the right of reversion as to Reversion Parcel 1 shall terminate. Grantor shall, upon request of Grantee, execute and cause to be recorded among the Clark County, Nevada land records, at Grantee’s expense, a notice of said termination (“Termination of Reversion”) in form and substance satisfactory to Grantor and Grantee in their reasonable discretion.  Said notice shall include a legal description for Reversion Parcel 1.  Thereupon, the possibility of reversion as to Reversion Parcel 1, described herein, shall terminate and be null and void as to the property so described.

(C)                                Limitations on Grantor in the Event of Reversion.  In the event of a reversion of Reversion Parcel 1 and Reversion Parcel 2 to Grantor, Grantor agrees as follows:

(1)                                  Until the occurrence of a Fully Sold Project, to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Grantee,

(A)                              Phase Two and any subsequent phase shall not be developed or marketed as timeshares, and appropriate provisions shall be mutually negotiated relating to non-competition and interference with Grantee’s timeshare sales and marketing efforts in the portion of the Timeshare Project actually constructed by Grantee; and

(B)                                all applicable provisions of the TPA Agreement – including but not limited to provisions concerning marketing fees, marketing locations, exclusivity, Vacation Rentals, Maintenance Agreements and easements – shall continue in full force and effect;

provided that the foregoing shall not limit or otherwise affect Grantor’s activities with respect to anything other than Timeshare Units; and

(2)                                  After occurrence of a Fully Sold Project to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Grantee, Grantor may develop and/or sell Phase Two and any subsequent phases of the Timeshare Project without regard to the aforesaid limitations, including but not limited to a competing timeshare project and/or a competing timeshare developer.

(D)                               Reversion/Termination of Rights.  If there is a reversion of Reversion Parcel 1 and Reversion Parcel 2 pursuant to this Section I of this REVERSION RIDER, all right, title and interest of Grantee with respect to Reversion Parcel 1 and Reversion Property 2 under the TPA, and all right, title and interest of Grantee with respect to the Reversion Property under all other applicable Timeshare Development Documents, shall immediately terminate; and Grantee shall execute, seal, acknowledge and deliver such instruments of conveyance and such other documents and agreements as may be necessary or appropriate to confirm said termination and complete said reversion.

II.                                     REVERSION PARCEL 2

(A)                              Triggering Event.  Grantor and Grantee agree that once the revenue generated from the unsold Timeshare Units within Phase Two exceeds:

(1)                                  the maintenance fees owed in connection therewith; and

(2)                                  Operating Costs; and

(3)                                  the current interest expense then due on any construction financing owed by Developer relative thereto

(the “Reversion Parcel 2 Commencement Triggering Event”)

Grantor shall send written notice to Grantee (the “Reversion Parcel 2 Triggering Notice”) notifying Grantee that they have sixty (60) days to submit plans and specifications to all applicable governmental agencies relative to the construction of Phase Three and then Developer shall be required to commence construction of Phase Three not later than thirty (30) days following receipt of the last of all permits and approvals necessary to construct same. In the event Grantee fails to timely satisfy the requirements set forth in the preceding sentence or in the event that the construction of Phase 3 is not commenced by Grantee on or before November 21, 2013, Reversion Parcel 2 shall revert to Grantor.

(B)                                Termination of Right of Reversion as to Reversion Parcel 2. The foregoing right of reversion with respect to Reversion Parcel 2 shall automatically terminate with respect to Reversion Parcel 2  at such time that:

(1)          Grantee has provided Grantor satisfactory evidence that Phase Three consists of at least 250 Timeshare Units in one building and completes Grantee’s construction obligations concerning the Timeshare Project, including Minimum Project Density.

(2)          the Grantee has provided evidence of delivery to the State of Nevada of the completion bond(s) required pursuant to that certain Timeshare Purchase Agreement dated December 10, 2004, as amended and modified by that certain Modification Agreement Regarding Timeshare Purchase Agreement dated        , 2007 (collectively, the “TPA”) and has provided to Grantor the Parent Guaranty, as provided in Section 9(n) of the TPA with respect to the construction of Phase Three.

(3)          Developer shall have commenced construction of Phase Three upon Reversion Parcel 2.

Upon the occurrence of the foregoing Items 1 through 3 of this Section II(B), the right of reversion as to Reversion Parcel 2 shall terminate. Grantor shall, upon request of Grantee, execute and cause to be recorded among the Clark County, Nevada land records, at Grantee’s expense, a notice of said termination (“Termination of Reversion”) in form and substance satisfactory to Grantor and Grantee in their reasonable discretion.  Said notice shall include a legal description for Reversion Parcel 2.  Thereupon, the possibility of reversion as to Reversion Parcel 2, described herein, shall terminate and be null and void as to the property so described.

(C)                                Limitations on Grantor in the Event of Reversion.  In the event of a reversion of Reversion Parcel 2 to Grantor, Grantor agrees as follows:

(1)                                  Until the occurrence of a Fully Sold Project, to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Grantee,

(A)                              Phase Three and any subsequent phase shall not be developed or marketed as timeshares, and appropriate provisions shall be mutually negotiated relating to non-competition and interference with Grantee’s timeshare sales and marketing efforts in the portion of the Timeshare Project actually constructed by Grantee; and

(B)                                all applicable provisions of the TPA Agreement – including but not limited to provisions concerning marketing fees, marketing locations, exclusivity, Vacation Rentals, Maintenance Agreements and easements – shall continue in full force and effect;

provided that the foregoing shall not limit or otherwise affect Grantor’s activities with respect to anything other than Timeshare Units; and

(2)                                  After occurrence of a Fully Sold Project to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Grantee, Grantor may develop and/or sell Phase Three and any subsequent phases of the Timeshare Project without regard to the aforesaid limitations, including but not limited to a competing timeshare project and/or a competing timeshare developer.

(D)                               Reversion/Termination of Rights,  If there is a reversion of Reversion Parcel 2 pursuant to this Section II of this REVERSION RIDER, all right, title and interest of Grantee with respect to Reversion Parcel 1 and Reversion Property 2 under the TPA, and all right, title and interest of Grantee with respect to the Reversion Property under all other applicable Timeshare Development Documents, shall immediately terminate; and Grantee shall execute, seal, acknowledge and deliver such instruments of conveyance and such other documents and agreements as may be necessary or appropriate to confirm said termination and complete said reversion.

III.                                 ASSIGNMENT TO PREVENT REVERSION OF REVERSION PARCEL 1 AND/OR REVERSION PARCEL 2

(A)                              In order to prevent a reversion of either Reversion Parcel 1 and/or Reversion Parcel 2 as contemplated herein, Grantee’s rights to develop the Timeshare Property (or applicable portion) may be assigned, such assignment and assignee subject to the prior approval of the Grantor in its reasonable discretion, such approval not to be unreasonably withheld, conditioned or delayed.  In the event of an assignment pursuant to this Paragraph III(A) of this Reversion Rider (Exhibit “5”):

(i)                                     The assignee shall in writing assume all of the obligations of the Grantee under the TPA, the Timeshare Development Agreements and all other applicable documents and agreements; and, with respect to the portion of the Timeshare Property so assigned, Grantor shall remain bound by all applicable provisions of the TPA and this Agreement, including but not limited to provisions concerning marketing locations, exclusivity, management rentals and easements; and

(ii)                                  Grantee shall be and remain liable for any and all acts and omissions, and all events and circumstances, occurring or arising on or prior to the effective date of the assignment; and

(iii)                               With respect to the portion of the Timeshare Property so assigned, the assignee shall be liable for any and all acts and omissions, and all events and circumstances, occurring or arising after the effective date of the assignment; and

(iv)                              With respect to the TPA and the other Timeshare Development Documents, including but not limited to the Marketing and Leasing Agreement,

(a)                                  the Grantee and the assignee, to the extent of their respective interests in the Timeshare Property, shall be severally responsible for compliance with all applicable obligations owed to the Grantor, pro rata in accordance with their respective interests in the Timeshare Property, or on such other basis as may agreed upon in writing among the Grantee, the assignee and the Grantor; and

(b)                                 all of the Grantor’s applicable obligations shall be owed to both the Grantee and the assignee, pro rata in accordance with their respective interests in the Timeshare Property, or on such other basis as may agreed upon in writing among the Grantee, the assignee and the Grantor; and

(v)                                 Thereupon, the Grantee shall be released from liability hereunder with respect to the interests so assigned, subject to Section III(A)(ii) above.

IV.                              ADVANCE WORK

Grantor and Grantee acknowledge that as of the date hereof, Grantee has satisfied all obligations to commence construction with respect to Phase 1 of the Timeshare Project by completing, among other thing, certain advance work. This advance work consists of:

(C)                                footers which underpin or will underpin all three (3) phases of the Timeshare Project (collectively, the “Footers”); and

(D)                               four (4) levels of infrastructure, lobby, support space, public space and swimming pool(s), all of which apply or will apply to Phase 1 and Phase 2 of the Timeshare Project (collectively, the “Podium”).

Notwithstanding Section 9(f) and Section 9(g) of the TPA or anything contained in this REVERSION RIDER to the contrary, commencement or completion of the Footers and/or the Podium will not, of itself/themselves, affect the requirements in the TPA for commencement or completion of any Phase of the Timeshare Project after commencement of Phase 1 or any requirement set forth in Items I or II above.  Commencement or completion of the Footers and/or the Podium shall not be construed to constitute commencement of any Phase of the Timeshare Project after Phase 1.

V.                                    EASEMENT AND SHARED USE AGREEMENT

In the event of a reversion of Reversion Parcel 1 and/or Reversion Parcel 2 as set forth in Sections I or II above, then:

(A)                              the Grantee shall be forever obligated to provide and maintain support to Reversion Parcel 1 and Reversion Parcel 2, as the case may be; and

(B)                                there is hereby granted to the Grantor and its successors and assigns, pursuant to the provisions of Exhibit “6” attached hereto, which agreement shall be effective upon the occurrence of a reversion of either Reversion Parcel 1 and/or Reversion Parcel 2 as set forth herein, wherein Grantor and its/their invitees, shall have a perpetual easement for access to, upon and within the Footers and the Podium, all as more particularly set forth therein.

ANY AND ALL TERMS NOT SPECIFICALLY DEFINED IN THIS EXHIBIT “5” SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE TPA (AS MODIFIED).